EXHIBIT 5.1

[Letterhead of Proskauer Rose LLP]

December 5, 2007

Icahn Enterprises L.P.
f/k/a American Real Estate Partners, L.P.
767 Fifth Avenue
Suite 4700
New York, NY 10153

Ladies and Gentlemen:

You have requested our opinion in connection with the filing by Icahn Enterprises L.P. (“Icahn Enterprises”), which was formerly known as American Real Estate Partners, L.P., a Delaware limited partnership, with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (File No. 333-143930) (the “Registration Statement”) filed by Icahn Enterprises under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, relating to the registration of 4,525,058 depositary units, representing limited partnership interests in Icahn Enterprises (the “Depositary Units”). The Depositary Units are issuable upon the conversion of Variable Rate Senior Convertible Notes due 2013 issued by Icahn Enterprises (the “Notes”), and may be offered for sale for the benefit of the selling securityholders named in the prospectus which is a part of the Registration Statement. We understand that the Depositary Units are to be sold from time to time as described in the section in the prospectus entitled “Plan of Distribution.” Icahn Enterprises is not registering the Notes pursuant to the Registration Statement.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate or comparable documents, certificates of public officials and officers and representatives of the general partner of Icahn Enterprises, Icahn Enterprises G.P. Inc. (the “General Partner”), and such other documents, records and instruments, and we have made such inquiries of such officers and representatives of the General Partner as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies as we considered necessary or appropriate for enabling us to express the opinions set forth below.

As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of Icahn Enterprises. We have not independently verified such factual matters.

Based upon, and subject to, the foregoing, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Depositary Units when issued in accordance with the terms of the Notes will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP